Bond Labs Reports Record Revenue at its NDS Division

Boasts increase of more than 45% over February 2010

Press Release: Wednesday March 9, 2011, 10:00 am EST

OMAHA, Neb.--(BUSINESS WIRE)-- Bond Laboratories, Inc. (OTCBB:) (Bond Labs), an innovative manufacturer of functional beverages and nutritional products, today announced record revenue at its NDS Nutrition (NDS) division of over $1.0 million for the month ended February 28, 2011 as compared to approximately $688,000 for the comparable period last year, an increase of almost 46%.

“We are thrilled to have reached this important milestone in the Company’s revenue history and are confident that we are on the road to continued growth and profitability,” stated Bond Laboratories, Inc. CEO, John S. Wilson. “Since the end of 2009 we have nearly doubled the number of retail outlets of the nation’s largest supplement retailer that sell NDS products. Currently entrenched in 630 franchise locations, we continue to expand both our reach as well as the average number of products offered at each store. In the last twelve months alone we have added more than 250 new locations and introduced nine new products, which continue to experience rapid acceptance and strong demand from our growing base of loyal customers.”

About Bond Labs

Bond Laboratories is a manufacturer of innovative nutritional supplements and beverages. The Company produces and markets products through its NDS Nutrition and Fusion Premium Beverages divisions. NDS’ products number over 60 brands of energy, sports, and dietary supplements. These products are sold directly through specialty health and nutrition retailers, including top-selling products at GNC® franchises. Fusion Premium Beverages manufactures functional beverages, including the hangover prevention drink Resurrection™. Bond Labs is headquartered in Omaha, Nebraska. For more information, please visit .

Safe Harbor

Statements about the Company’s future expectations and all other statements in this press release other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. The above information contains information relating to the Company that is based on the beliefs of the Company and/or its management as well as assumptions made by and information currently available to the Company or its management. The company does not undertake any responsibility to update the forward-looking statements contained in this release.

Contact

Surety Financial Group, LLC

410-833-0078

Source: Bond Laboratories, Inc.